Exhibit 99.1

Mohegan Sun at Pocono Downs

Slot Machine Statistical Report

	Slot Handle (1)	Gross Slot Win (2)	Gross Slot Hold Percentage (3)	Pennsylvania Gaming Taxes (4)	Weighted Average Number of Slot Machines (5)
October-09	$238,998,460	$18,717,536	7.83%	$10,246,561	2466
November-09	226,688,032	17,233,056	7.60%	9,485,027	2466
December-09	212,076,349	16,600,628	7.83%	9,118,123	2465

Fiscal Year 2010	$677,762,841	$52,551,220	7.75%	$28,849,711

October-08	$194,387,531	$16,398,739	8.44%	$9,020,020	2479
November-08	200,803,614	17,263,883	8.60%	9,494,827	2479
December-08	187,359,622	15,688,799	8.37%	8,625,353	2479
January-09	197,269,538	16,553,308	8.39%	9,099,657	2479
February-09	208,833,185	17,830,986	8.54%	9,807,410	2476
March-09	231,602,143	18,876,705	8.15%	10,380,945	2456
April-09	224,814,540	18,850,234	8.38%	10,363,327	2463
May-09	253,907,629	20,712,981	8.16%	11,386,128	2465
June-09	222,926,814	18,203,050	8.17%	10,015,003	2466
July-09	237,485,180	19,792,860	8.33%	10,879,313	2466
August-09	242,235,645	19,284,510	7.96%	10,605,353	2466
September-09	227,218,897	18,223,057	8.02%	10,053,314	2466

Fiscal Year 2009	$2,628,844,338	$217,679,112	8.28%	$119,730,650

(1)	“Slot Handle” is defined as the total amount of credits placed into slot machines by patrons to play slot machines, which approximates amounts reported on the Pennsylvania Gaming Control Board website as “Wagers.”
(2)	“Gross Slot Win,” sometimes referred to as gross slot revenues, is defined as all amounts played in slot machines reduced by the winnings paid out, which approximates amounts reported on the Pennsylvania Gaming Control Board website as “Gross Terminal Revenue,” or “Wagers” less “Payouts” and miscellaneous revenue adjustments.
(3)	“Gross Slot Hold Percentage” is defined as the percentage of Slot Handle that is held by the slot machines played by patrons. Gross Slot Hold Percentage is derived by dividing Gross Slot Win by Slot Handle.
(4)	“Pennsylvania Gaming Taxes” is defined as the portion of gross slot revenues that must be paid to the Commonwealth of Pennsylvania on a daily basis. This portion approximates 55% of Gross Slot Win.
(5)	“Weighted Average Number of Slot Machines” is defined as the weighted average number of slot machines on the casino gaming floor during the monthly period.